QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (the "Agreement") is made as of August 24, 2001, among Edward Herbst, Timothy Herbst and Troy Herbst (collectively the "Herbsts"), Herbst Gaming, Inc., a Nevada corporation (the "Company"), and E-T-T, Inc., a Nevada corporation ("E-T-T" and, together with the Herbsts and the Company, the "Pledgors"), The Bank of New York, a New York banking corporation, as trustee (the "Trustee") under the Indenture (as defined below), and Wilmington Trust FSB, as escrow agent (the "Escrow Agent").

RECITALS

    WHEREAS, pursuant to the Indenture dated as of August 24, 2001 (the "Indenture"), among the Company, as issuer, each of the Guarantors (as defined in the Indenture), and the Trustee, the Company has issued $170,000,000 principal amount of its 10 3/4% Senior Secured Notes due 2008 (the "Notes");

    WHEREAS, (1) the Herbsts have executed the Pledge and Security Agreement dated August 24, 2001 (the "Herbsts Pledge Agreement"), in favor of the Trustee, a copy of which is attached hereto as Exhibit A, (2) the Company has executed the Pledge and Security Agreement dated August 24, 2001 (the "Company Pledge Agreement"), in favor of the Trustee, a copy of which is attached hereto as Exhibit B, and (3) E-T-T has executed the Pledge and Security Agreement dated August 24, 2001 (the "E-T-T Pledge Agreement" and, together with the Herbsts Pledge Agreement and the Company Pledge Agreement, the "Pledge Agreements"), in favor of the Trustee, a copy of which is attached as Exhibit C;

    WHEREAS, pursuant to the Pledge Agreements, 100% of the shares of the issued and outstanding capital stock of the Pledged Subsidiaries (as defined in the Pledge Agreements), in each case evidenced by the certificates referred to in Exhibit A of each of the Pledge Agreements (the "Pledged Securities"), are being pledged to the Trustee as part of the collateral security for the Company's obligations under the Indenture;

    WHEREAS, the Trustee desires to provide for the safekeeping of the Pledged Securities and the related stock powers delivered by the Pledgors in accordance with Chapter 463 of the Nevada Revised Statutes and the regulations promulgated thereunder; and

    WHEREAS, the Escrow Agent has consented to act as escrow agent, and to receive and hold the Pledged Securities and such related stock powers in escrow as escrow agent, upon the terms and conditions hereinafter set forth.

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing premises, the Pledgors, Trustee and the Escrow Agent hereby agree as follows:

    1.  Escrow Deposit.  The Escrow Agent shall receive and hold in escrow the Pledged Securities and such related stock powers identified in Exhibit A to each of the Pledge Agreements. From time to time additional pledges of collateral under the Pledge Agreements may be delivered to the Escrow Agent. All property delivered hereunder from time to time is referred to herein as "Pledged Collateral." The parties hereto hereby acknowledge and agree that the Pledged Collateral is the collateral of the Trustee for the benefit of the holders of the Notes (as defined in the Indenture) pursuant to the Pledge Agreements, and that the Escrow Agent shall have no right or interest in the Pledged Collateral at any time except solely as escrow agent hereunder.

    2.  Right to Inspect.  The Pledged Collateral shall at all times during the term of this Agreement (a) remain physically within the State of Nevada at the location previously designated in writing by the Trustee to the Nevada State Gaming Control Board and agreed to by the Escrow Agent and (b) be made available for inspection by authorized agents and employees of the Nevada State Gaming Control Board and the Nevada Gaming Commission immediately upon request during normal business hours.

    3.  Foreclosure or Transfer.  The prior written approval of the Nevada Gaming Commission shall be obtained by the Trustee prior to any surrender of possession, foreclosure, transfer or other enforcement of the possessory security interests in the Pledged Collateral, except for a transfer of same back to the Pledgors in accordance with the written instructions of the Trustee.

    4.  Liability of Escrow Services.  In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses relating to this Agreement, except to the extent resulting from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel to the extent permissible under applicable law.

    5.  Fees and Expenses.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent, a schedule of which is attached hereto as Exhibit D, shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled by the Trustee or the Company, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Trustee requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, reasonable attorneys' fees (including allocated costs of in-house counsel), and expenses occasioned by such default, delay, controversy or litigation. The Pledgors, jointly and severally, promise to pay these sums upon demand. The provisions of this Section 5 shall survive the termination of this Agreement.

    6.  Controversies.  If any controversy arises between the parties to this Agreement, or with any other party concerning the subject matter of this Agreement or its terms and conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Pledged Collateral, and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's reasonable discretion, the Escrow Agent may be required. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties concerning the subject matter of this Agreement to answer and litigate any claims and rights among themselves, and the Pledgors shall pay all costs, expenses and disbursements of the Escrow Agent in connection therewith, including reasonable attorneys' fees (including allocated costs of in-house counsel).

    7.  Indemnification of Escrow Agent.  The Pledgors, jointly and severally, agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees (including allocated costs of in-house counsel), that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter (except to the extent resulting from the gross negligence or willful misconduct of the Escrow Agent). The provisions of this Section 7 shall survive the termination of this Agreement.

    8.  Resignation of Escrow Agent.  The Escrow Agent may resign at any time upon giving at least ten (10) days prior written notice to the Trustee and the Pledgors; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent has been accomplished and written notice is given to the Nevada State Gaming Control Board and Nevada

Gaming Commission of such successor escrow agent and the address at which the Pledged Collateral shall thereafter be physically located within the State of Nevada. If the Trustee fails to designate a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Nevada, provided such escrow agent will hold the Pledged Collateral within the State of Nevada. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. Thereafter, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

    9.  Successors.  Any financial institution or trust company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any financial institution or trust company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business, provided such financial institution or trust company shall meet the requirements of the Nevada State Gaming Control Board and the Nevada Gaming Commission, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act, anything herein to the contrary notwithstanding. This Agreement will be binding on successors and assigns of each of the Pledgors and the Trustee.

    10.  Termination.  When and only when directed in writing by the Trustee, the Escrow Agent shall redeliver the Pledged Collateral to the Pledgors. The Escrow Agent shall not otherwise deliver, transfer or relinquish possession of any Pledged Collateral, except in connection with the exercise of remedies by the Trustee under the Pledge Agreements and subject to all applicable Nevada Gaming Laws.

    11.  Miscellaneous.

    a.  Separability.  Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

    b.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except (i) as the Nevada Gaming Control Act may apply, (ii) as required by mandatory provisions of Nevada law and (iii) to the extent that the validity or perfection of the lien and security interest hereunder, or remedies hereunder, in respect of any particular portion of the Collateral are governed by the laws of the State of Nevada.

    c.  Modification or Waivers.  This Agreement contains the entire agreement between the parties and may not be modified or waived except in a writing signed by all parties.

    d.  Trustee's Rights.  In acting hereunder, Trustee shall be entitled to all rights, privileges, benefits, protections, immunities and indemnities accorded to it as Trustee under the Indenture.

    e.  Headings.  The headings of this Agreement are for convenient reference only, and they shall not limit or otherwise affect the interpretation of any term or provision hereof.

    f.  Capitalized Terms.  Any capitalized terms used in this Agreement but not defined shall have the meaning ascribed to them in the Pledge Agreements.

    g.  Notices.  Notices and communications hereunder shall be in writing and shall be deemed to be duly given three business days after being sent by registered mail, return receipt requested, to the following addresses (or such other addresses as any of the parties may have furnished to the other parties in writing by registered mail, return receipt requested):

Trustee:	The Bank of New York 101 Barclay Street, Floor 21 West New York, New York 10268 Attention: Corporate Trust Administration
The Escrow Agent:	Wilmington Trust FSB 3773 Howard Hughes Parkway Suite 300 North Las Vegas, Nevada 89109 Attention: Christopher J. Monigle
Pledgors:	Herbst Gaming, Inc. E-T-T, Inc. Edward Herbst, Timothy Herbst and Troy Herbst 3440 West Russell Road Las Vegas, Nevada 89118 Telecopier No.: (702) 740-4630 Attention: Mary E. Higgins
With a copy to:
Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway Seventh Floor Las Vegas, Nevada 89109 Telecopier No.: (702) 796-7181 Attention: John N. Brewer, Esq.

(Signature Page Follows)

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PLEDGORS:		TRUSTEE:
HERBST GAMING, INC., a Nevada corporation		THE BANK OF NEW YORK a New York banking corporation
By:	/s/ EDWARD J. HERBST Name: Edward J. Herbst Title: President and CEO	By:	/s/ STACEY POINDEXTER Stacey Poindexter Assistant Vice President
E-T-T, Inc., a Nevada corporation		THE ESCROW AGENT: WILMINGTON TRUST FSB
By:	/s/ EDWARD J. HERBST Name: Edward J. Herbst Title: President and CEO	By:	/s/ CHRISTOPHER J. MONIGLE Name: Christopher J. Monigle Title: Assistant Secretary
EDWARD HERBST
/s/ EDWARD J. HERBST
TIMOTHY HERBST
/s/ TIMOTHY HERBST
TROY HERBST
/s/ TROY HERBST

S–1

QuickLinks

EXHIBIT 10.1